Exhibit 10.1

June 10, 2014

James B. Connor
333 N. Massachusetts Avenue, #1001
Indianapolis, IN 46204

Dear Jim,

The Executive Compensation Committee of the Board of Directors has approved a $225,000 reimbursement to you in connection with your relocation to Indianapolis. This reimbursement is intended to offset allowable costs (as defined in the Duke Realty Corporation Relocation Policy Tier 1 (“Relocation Policy”)) for the following items relating to the sale of your Chicago, IL residence:

1)	Home Marketing and Home Sale Assistance

2)	Brokerage Commission

3)	Duplicate Housing

4)	Loss-on-Sale Assistance (if any)

5)	Movement of Household Goods

The payment of $225,000 will be taxable to you so withholding taxes will be deducted from the payment as required by law. This payment will constitute the company’s complete and final financial assistance related to the sale of your Chicago home now or in the future. This payment will be paid to you as part of your regular pay as soon as practical following the execution of this agreement.

Duke Realty will reimburse you for other direct relocation costs, other than those items listed above, including costs related to the acquisition of your residence in Indianapolis, in accordance with the company’s Relocation Policy.

Agreed to by:

/s/ JAMES B. CONNOR	September 17, 2014
James B. Connor	Date
Chief Operating Officer, Duke Realty Corporation

On Behalf of Duke Realty Corporation:

/s/ DENISE K. DANK	September 17, 2014
Denise K. Dank	Date
Chief Human Resources Officer